Exhibit 10.1
[Encompass Health Letterhead]

BY EMAIL
June 21, 2021

Barbara A. Jacobsmeyer

    Re: New Position and Compensation Adjustment

Dear Barb:

As we have discussed, we are pleased to appoint you as Chief Executive Officer, Home Health and Hospice, effective as of June 21, 2021 (the “Effective Date”). You will continue to report directly to the President and Chief Executive Officer of the Company.

In recognition of your new position and responsibilities, your compensation will be adjusted as described below. Except as noted in this letter (this “Letter”), your existing employment and compensation arrangements with the Company remain in full force and effect.

Annual Base Salary: Effective as of the Effective Date, your annual base salary will be $750,000, which shall be earned and paid on a bi-weekly basis.

Annual Cash Incentive: Your target annual cash incentive opportunity will continue to be 85% of your annual base salary. Any actual cash incentive payment will be earned in accordance with the terms of the Company’s Senior Management Bonus Plan (or any successor plan) based on the actual level of achievement of pre-established performance goals and may be higher or lower than your target annual cash incentive.

Annual Long-Term Incentive: You will remain eligible to receive annual long-term incentive awards in such amounts, and on such terms and conditions, as have been and will be determined by the Compensation and Human Capital Committee of the Board of Directors of the Company.

All compensation payments are subject to withholdings and deductions required by applicable law. Your execution of this Letter constitutes your acceptance of your new position and your agreement to the compensation terms outlined above.

[Signature page follows.]

Sincerely, /s/ Mark Tarr Mark Tarr President and Chief Executive Officer
Accepted By: /s/ Barbara Jacobsmeyer Barbara Jacobsmeyer

[Signature Page]